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                                                                   EXHIBIT 10.14

                         EXECUTIVE EMPLOYMENT AGREEMENT

         This Executive Employment Agreement is entered into this 21st day of March, 2001, effective the 1st day of August, 2000, between Clear Channel Communications, Inc. (the "Company") and Brian E. Becker (the "Executive").

         WHEREAS, the Company and the Executive desire to enter into to an employment relationship under the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. TERM OF EMPLOYMENT.

         The Executive's term of employment starts on the effective date of this Agreement and ends on the close of business on February 13, 2006.

2. TITLE AND DUTIES.

         The Executive's title is Chairman and Chief Executive Officer of SFX Entertainment and all other worldwide live entertainment businesses now or hereafter owned by the Company or any other entity in control of, controlled by, or under common control with the Company (the "Entertainment Businesses"). The Executive's office will be based in Houston, Texas. The Executive will perform job duties that are usual and customary for this position, and will perform additional services and duties that the Board of Directors of the Company (the "Board") or the Chief Operating Officer of the Company may from time to time designate that are consistent with the usual and customary duties of this position. The Executive will report to the Chief Operating Officer of the Company. Notwithstanding the first sentence of this paragraph to the contrary, the Chief Operating Officer may assign or reassign to any subsidiary or affiliate of the Company any live entertainment businesses which otherwise would be assigned to SFX Entertainment unless the Executive objects in writing to the Chief Operating Officer about such assignment or reassignment within 30 days following written notice to the Executive of such assignment or reassignment. If the Executive fails to timely object to such assignment or reassignment, the Executive shall be deemed conclusively to have consented thereto for all purposes. The Executive will devote his full working time and efforts to the business and affairs of the Company. To the extent that it does not substantially interfere with the performance of his duties and responsibilities under this Agreement, the Executive will be permitted to (i) manage his personal, financial, and legal affairs, and (ii) serve on corporate, civic, or charitable boards and committees (it being expressly understood and agreed that the Executive's continuing to serve on any such boards and/or committees on which the Executive was serving on the effective date of this Agreement shall be deemed not to interfere with the performance of the Executive's duties and responsibilities under this Agreement).

3. COMPENSATION AND BENEFITS.

         (a) BASE SALARY. The Company agreed to pay the Executive an annual base salary of $450,000.00 per year for the 2000 calendar year prorated for the period of employment from

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August 1, 2000, through and including December 31, 2000. The Company agrees to pay the Executive an annual base salary of $475,000.00 per year for the 2001 calendar year. On each of the dates of January 1, 2002, January 1, 2003, January 1, 2004, and January 1, 2005, the annual base salary then in effect will be increased by an amount equal to the percentage increase in the Consumer Price Index during the immediately preceding 12 months. All payments of base salary will be made in installments according to the Company's regular payroll practice, prorated monthly or weekly where appropriate, and subject to any increases that are determined to be appropriate by the Board or its Compensation Committee.

         (b) SIGNING BONUS. The Company agreed to pay a signing bonus to the Executive in connection with the Executive's term of employment hereunder, and the Executive and the Company acknowledge that such signing bonus has been paid in full to the Executive.

         (c) ANNUAL BONUS. The Company will pay the Executive an annual bonus for each year of employment under this Agreement. The amount of annual bonus for any partial year of this Agreement, if any, will be prorated monthly as appropriate. The amount of annual bonus for the 2000 fiscal year will be determined based upon the performance of the Executive, which will be assessed in the sole discretion of the Chief Operating Officer and/or the Compensation Committee of the Board. The amount of annual bonus for the 2001 fiscal year and thereafter will depend on the percentage of increase in EBITDA (earnings before interest, taxes, depreciation, and amortization, as determined in accordance with generally accepted accounting principles by the firm of independently certified public accountants regularly engaged by the Company to prepare its financial statements and audit reports) for the Entertainment Businesses in the fiscal year being assessed compared to EBITDA for the immediately preceding fiscal year, and will be paid in accordance with the Summary of Proposed Terms attached as "Exhibit A" to this Agreement. If, during the Executive's term of employment under this Agreement, the Company acquires or disposes of any entities or businesses involving assets of the Entertainment Businesses, the EBITDA figure that is used to determine the annual bonus will be adjusted to account for the acquisition or disposition of such assets in accordance with generally accepted accounting principles and/or other accounting policies and practices followed by the Company on a consistent basis. The Company will pay the annual bonus, if any, as soon as practicable following delivery of the Company's financial statements for the year for which the bonus pertains, but in no event later than 60 days following the end of such period.

         (d) STOCK OPTIONS. The Executive has been granted and/or will be granted certain non-qualified options to purchase shares of common stock on the terms and conditions set forth in the applicable stock option plan under which they have been and/or will be issued and in accordance with the Summary of Proposed Terms attached as "Exhibit B" to this Agreement.

         (e) VACATION. The Executive will be entitled to 4 weeks of paid vacation for each calendar year of employment, beginning January 1, 2001, prorated monthly or weekly where appropriate. Accrued, unused vacation may not be carried forward to the next year. Attendance by the Executive at trade shows, industry related conferences and other organizational programs or events shall not be considered vacation from employment.

         (f) EMPLOYMENT BENEFIT PLANS. The Executive will be entitled to participate in all pension, profit sharing, and other retirement plans, all incentive compensation plans, and all


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group health, hospitalization and disability insurance plans and other employee welfare benefit plans in which other senior executives of the Company may participate. There shall not be any gap in such health, hospitalization and disability benefits.

         (g) COMPANY PAYMENT OF HEALTH BENEFIT COVERAGE. The Executive will pay the amount of premiums or other cost incurred for coverage of the Executive and his eligible spouse and dependent family members under the Company health benefits arrangements (consistent with the terms of such arrangement) less the amounts, if any, otherwise payable therefor by the Company in accordance with any uniform Company policy of paying such premiums or other cost for all employees of the Company.

         (h) LIFE INSURANCE. The Company will pay the premiums on and maintain in effect term life insurance coverage for the Executive with a death benefit consistent with the death benefits generally provided to other senior executives of the Company, subject to the Executive's insurability at standard rates. The Executive will have the right to designate the beneficiary or beneficiaries under the policy. Notwithstanding Paragraph 9 of this Agreement, the policy may be assigned to a trust for the benefit of any beneficiary designated by the Executive. There shall not be any gap in such life insurance coverage.

         (i) EXPENSES. The Company will pay or reimburse the Executive for all normal and reasonable travel and entertainment expenses incurred by the Executive in connection with the Executive's responsibilities to the Company upon submission of proper vouchers in accordance with the Company's expense reimbursement policy applicable to senior executives. The Company will provide the Executive with a credit card or cards to pay such travel expenses which card or cards shall remain the property of the Company and shall be returned to the Company upon termination of this Agreement for any reason. The Executive shall be responsible for and shall reimburse the Company for any payments made by the Company for the Executive's personal, non-reimbursable expenses charged by the Executive on any such credit card or cards. To the extent appropriate, the Executive shall be permitted to travel on air charter flights, or on the Company airplanes to the extent available. If the Executive uses his own airplane to travel on Company business, the Company will reimburse the Executive in accordance with Company guidelines for the amount it would have paid for the Executive and any others using the Executive's airplane and traveling on Company business to travel via commercial airlines at the fare rates that the Executive or others are allowed to pay in accordance with the Company's travel policy.

         (j) NEW YORK APARTMENT. The Executive will be entitled to nonexclusive residential use of the Company-provided apartment in New York City for the term of this Agreement. Further, the Executive shall control the reservation and use of such apartment. If the lease term of such apartment expires and is not renewed before the termination of this Agreement, the Executive will be entitled to nonexclusive residential use of a Company-provided apartment in New York City which is reasonably equivalent to the apartment now provided by the Company.

         (k) CHANGE IN CONTROL. Within ninety (90) days of a Change in Control, the Company shall pay to the Executive a bonus in a lump sum equal to two times the Executive's then current annual base salary. A "Change in Control" shall mean the occurrence of any one of


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the following events: (i) any "person," as such term is used in Sections 3(a)(9)
and 13(d) of the Securities Exchange Act of 1934 (other than the Executive or entities controlled by the Executive), becomes a beneficial owner of 50% or more of the voting power of the Company; (ii) all or substantially all of the assets or business of the Company are disposed of pursuant to a merger, consolidation, sale or other transaction (unless the shareholders of the Company, immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting power of the Company, all of the voting power or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); (iii) the Company combines with another company and, immediately after such combination, (A) the shareholders of the Company immediately prior to the combination do not hold, directly or indirectly, more than 50% of the voting power of the combined company or (B) the members of the Board immediately prior to the Board's approval of the merger transaction do not constitute a majority of the combined company's board of directors; (iv) the majority of the Board consists of individuals other than incumbent directors (which term shall mean members of the Board as of the effective date of this Agreement), except that any person who becomes a director subsequent to such date whose election or nomination was supported by two-thirds of the directors who then comprise the incumbent directors shall be considered an incumbent director; (v) (A) a direct or indirect (including by sale or transfer of any intermediate holding company) sale or transfer of the voting securities of the Entertainment Businesses (including by way of merger, consolidation or similar transaction) following which one or more persons other than the Company beneficially owns 50% or more of the voting power of the Entertainment Businesses or (B) a sale or transfer of all or substantially all of the assets of the Entertainment Businesses; or (vi) the liquidation or dissolution of the Company or the Entertainment Businesses.

4. NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

         During the course of the Executive's employment with the Company, the Company will provide the Executive with access to certain confidential information, trade secrets, and other matters which are of a confidential or proprietary nature, including but not limited to the Company's customer lists, formatting and programming concepts and plans, pricing information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, and other information the Company treats as confidential or proprietary (collectively the "Confidential Information"). The Company agrees to provide on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid the Executive in the performance of his duties. The Executive understands and acknowledges that such Confidential Information is confidential and proprietary, and agrees not to disclose such Confidential Information to anyone outside the Company except to the extent that
(i) the Executive deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company;
(ii) the Executive is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, the Executive shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; or (iii) such Confidential Information becomes generally known to and available for use in the industries in which the Company does business, other than as a result of any action or inaction by the Executive. The


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Executive further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company. At such time as the Executive shall cease to be employed by the Company, he will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them, provided to or created by him during the course of his employment with the Company. This nondisclosure covenant is binding, on the Executive, as well as his heirs, successors, and legal representatives, and will survive the termination of this Agreement for any reason.

5. NONCOMPETITION.

         To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and in consideration for the stock option grants and other consideration promised by the Company under this Agreement, during the Executive's employment with the Company and for a period of 12 months thereafter regardless of the reason for termination of employment, the Executive will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is in the business of primarily promoting, producing, and presenting live diversified entertainment events of a character presented by the Entertainment Businesses during the Executive's employment by the Company in any location in which the Company, or any subsidiary or affiliate of the Company, operates or has specific plans to operate that are known to the Executive during the Executive's employment with the Company, including any area within a 50-mile radius of any such location. The foregoing shall not prohibit the Executive from owning up to 5.0% of the outstanding securities or other interests in any partnership, trust, corporation, or other entity provided such ownership is passive or, after the Executive's employment with the Company has terminated, from being employed in the entertainment industry provided such employment is not primarily related to the promotion, production and presentation live diversified entertainment events of a character presented by the Entertainment Businesses during the Executive's employment by the Company. Notwithstanding the foregoing, after the Executive's employment with the Company has terminated, upon receiving written permission by the Board, the Executive shall be permitted to engage in such competing activities that would otherwise be prohibited by this covenant if such activities are determined in the sole discretion of the Board in good faith to be immaterial to the operations of the Company, or any subsidiary or affiliate of the Company, in the location in question.

         To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and in consideration for the stock option grants and other consideration promised by the Company under this Agreement, during the term of the Executive's employment with the Company and for a period of 12 months thereafter, regardless of the reason for termination of employment unless such termination is by the Executive for Good Reason, the Executive will not, directly or indirectly, either for himself or for any other business, operation, corporation, partnership, association, agency, or other person or entity, call upon, compete for, solicit, divert, or take away, or attempt to divert or take away any customer with whom the Company, or any subsidiary or affiliate of the Company, (i) has an existing agreement or business relationship; (ii) has had an agreement or business relationship within the six month period immediately preceding the Executive's last day of employment with the Company if the


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termination of such agreement or business relationship was caused by or is attributable to the Executive's actions, or (iii) has included as a prospect in its applicable pipeline and the same is known to the Executive during his employment with the Company.

         The Company and the Executive agree that the restrictions contained in this noncompetition covenant are reasonable in scope and duration and are necessary to protect the Company's business interests and Confidential Information. If any provision of this noncompetition covenant as applied to any party or to any circumstance is adjudged by a court or arbitrator to be invalid or unenforceable, the same will no in way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the scope, duration, or geographic area covered thereby, the parties agree that the court or arbitrator making such determination shall have the power to reduce the scope and/or duration and/or geographic area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this noncompetition covenant will cause irreparable damage to the Company, and upon breach of any provision of this noncompetition covenant, the Company shall be entitled to injunctive relief, specific performance, or other equitable relief; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages).

         Should the Executive violate the provisions of this noncompetition covenant, then in addition to all other rights and remedies available to the Company at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which the Executive began such violation until he permanently ceases such violation.

6. NONSOLICITATION OF COMPANY EMPLOYEES.

         To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and in consideration for the stock option grants and other consideration promised by the Company under this Agreement, during the term of the Executive's employment with the Company and for a period of 24 months after termination of employment by the Company for Cause or by the Executive without Good Reason, the Executive will not, directly or indirectly, (i) solicit any current or prospective employee of the Company, or any subsidiary or affiliate of the Company (including, without limitation, any current or prospective employee of the Company within the 6-month period immediately preceding the Executive's last day of employment with the Company or within the 24-month period of this covenant) who worked (if the termination of any former employee's employment with the Company was caused by or is attributable to the Executive's actions) or works for SFX Entertainment, or has been offered employment by SFX Entertainment for purposes of hiring such employee; (ii) solicit or encourage any such employee to terminate their employment with the Company, or any subsidiary or affiliate of the Company; or
(iii) solicit or encourage any such employee to accept employment with any business, operation, corporation, partnership, association, agency, or other person or entity with which the Executive may be associated.

         If, during the term of this nonsolicitation covenant, the Executive learns (but without any duty or obligation to inquire) that any such employee has accepted employment with any


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business, operation, corporation, partnership, association, agency, or other person or entity with which the Executive may be associated (other than the Company), the Executive will immediately send notice to the Company identifying the employee and certifying that the Executive did not breach any provision of this nonsolicitation covenant.

7. TERMINATION.

         The Executive's employment with the Company may be terminated under the following circumstances:

         (a) DEATH. The Executive's employment with the Company shall terminate upon his death.

         (b) DISABILITY. The Company may terminate the Executive's employment with the Company if, as a result of the Executive's incapacity due to physical or mental illness, the Executive is unable to perform his duties under this Agreement on a full-time basis for more than 90 days in any 12 month period, as determined by the Board.

         (c) TERMINATION BY THE COMPANY. The Company may terminate the Executive's employment with the Company for any reason, or may terminate his employment with the Company for Cause. A termination for Cause must be for one or more of the following reasons: (i) conduct by the Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) continued, willful and deliberate non-performance by the Executive of his duties hereunder (other than by reason of the Executive's physical or mental illness, incapacity or disability) where such non-performance has continued for more than 30 days following written notice of such non-performance from the Board; (iii) the Executive's refusal or failure to follow lawful directives of the Chief Operating Officer of the Company or the Board where such refusal or failure has continued for more than 30 day:; following written notice of such refusal or failure from the Board; (iv) a criminal conviction of the Executive, a plea of nolo contendere by the Executive, or other conduct by the Executive that, as determined in the sole discretion of the Board, has resulted in, or would result in if he were retained in his position with the Company, material injury to the reputation of the Company, including, without limitation, conviction of fraud, theft, embezzlement, or a crime involving moral turpitude; or (v) a breach by the Executive of any of the provisions contained in Paragraphs 4, 5, and 6 of this Agreement; or (vi) a violation by the Executive of the Company's written employment policies where such violation has continued for more than 30 days following written notice of such violation from the Board.

         (d) TERMINATION BY THE EXECUTIVE. The Executive may terminate his employment with the Company for any reason, or may terminate his employment for Good Reason. "Good Reason" shall mean (i) the Company's material breach of any provision hereof, (ii) any material adverse change in the Executive's job responsibilities, duties, authority, status, or title; (iii) the failure of the Company to obtain the assumption by any successor to the Company, or assignee of this Agreement to the extent permitted under Paragraph 9, of the obligations imposed upon the Company under this Agreement, as required by Paragraph 9; or,
(iv) the Chief Operating Officer


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assigns or reassigns to any subsidiary or affiliate of the Company any live entertainment businesses over the Executive's objections under Paragraph 2; provided, however, that the Executive shall give the Company written notice of any actions alleged to constitute Good Reason and the Company shall have a reasonable opportunity (of not less than 30 days duration) to cure any such alleged Good Reason.

8. COMPENSATION UPON TERMINATION.

         (a) DEATH. If the Executive's employment with the Company terminates by reason of his death, the Company will, within 90 days, pay in a lump sum amount to such person as the Executive shall designate in a notice filed with the Company or, if no such person is designated, to the Executive's estate, the Executive's accrued and unpaid base salary, and any payments to which the Executive's spouse, beneficiaries, or estate may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).

         (b) DISABILITY. If the Executive's employment with the Company terminates by reason of his disability, the Company shall, within 30 days, pay in a lump sum amount to the Executive his accrued and unpaid base salary, and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).

         (c) TERMINATION BY THE COMPANY FOR CAUSE OR TERMINATION BY THE EXECUTIVE WITHOUT GOOD REASON. If the Executive's employment with the Company is terminated by the Company for Cause or if the Executive terminates his employment with the Company without Good Reason, the Company will, within 30 days, pay in a lump sum amount to the Executive his accrued and unpaid base salary, and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).

         (d) TERMINATION BY THE COMPANY WITHOUT CAUSE OR TERMINATION BY THE EXECUTIVE FOR GOOD REASON. If the Executive's employment with the Company is terminated by the Company without Cause or if the Executive terminates his employment with the Company for Good Reason, the Company will, within 30 days, pay in a lump sum amount to the Executive (i) his accrued and unpaid base salary, any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies) and (ii) an amount equal to two times his current annual base salary, subject to signing by the Executive of a general release of claims exclusively arising under this Agreement in a form and manner reasonably satisfactory to the Company. In addition, all unvested stock options granted to the Executive before the date of the Executive's termination shall fully vest, effective as of the date of the Executive's termination, and the Executive will thereafter have the remainder of the term of each stock option to exercise such stock options. Under no circumstances shall the Executive be required to mitigate his damages, whether by seeking other employment or otherwise, in order to be entitled to any benefit under this Agreement, nor shall such benefits be offset by any compensation which the Executive may receive from other employment.

         (e) EFFECT OF COMPLIANCE WITH COMPENSATION UPON TERMINATION PROVISIONS. Upon complying with Paragraphs 8(a) through 8(d) above, as applicable, the Company will have no further obligations to the Executive except as otherwise expressly provided under this Agreement, provided that such compliance will not adversely affect or alter the Executive's


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rights under any employee benefit plan of the Company in which the Executive has a vested interest, unless, otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

         (f) ADDITIONAL PAYMENTS. (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution except for the payment described in Paragraph 8(d)(ii) above (or any acceleration of any payment, award, benefit or distribution) by the Company or any entity which effectuates a Change in Control (or other change in ownership) to or for the benefit of the Executive (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to the Executive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (A) pay federal income taxes at the highest marginal rates of federal income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, (B) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (C) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income.

                                  (ii) Subject to the provisions of Paragraph
8(f)(i), all determinations required to be made under this Paragraph 8(f), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized public accounting firm that is selected by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company or the Executive (collectively, the "Determination"). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Paragraph 8(f) with respect to any Payments made to the Executive shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Executive's applicable federal income tax return should not result in the imposition of a negligence or similar penalty.


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                                  (iii) As a result of the uncertainty in the
application of Section 4999 of the Internal Revenue Code of 1986, as amended, at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (the "Underpayment") or Gross-Up Payments are made by the Company which should not have been made (the "Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended) shall be promptly paid by the Company to or for the benefit of the Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Internal Revenue Code of 1986, as amended) shall be promptly paid by the Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. The Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contest or disputes with the Internal Revenue Service in connection with the Excise Tax.

9. PARTIES BENEFITED; ASSIGNMENTS.

         This Agreement shall be binding upon the Executive, his heirs and his personal representative or representatives, and upon the Company and its respective successors and assigns. The Company may not assign any rights or obligations hereunder without the prior written consent of the Executive (which in the case of a transfer to a wholly-owned subsidiary of the Company for purposes of reorganizing its corporate structure will not be unreasonably withheld if it does not have any adverse consequences on the Executive or on his rights hereunder) unless such assignment is directly related to a sale of the Company or the Entertainment Businesses. The Company will require any person who is the successor (whether direct or indirect, by merger, consolidation or otherwise) to all or a substantial portion of the business or assets of the Entertainment Businesses, or who is an assignee of this Agreement by reason of a sale of the Company or the Entertainment Businesses, to expressly assume the obligations of the Company hereunder. The term the "Company" as used in this Agreement will expressly includes any such successors. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Executive, other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, this Paragraph is subject to Paragraph 3(k).

10. NOTICES.

         Any notice provided for in this Agreement will be in writing and will be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid. If to the Board or the Company, the notice will be sent to Mark P. Mays, Chief Operating Officer of Clear Channel Communications, Inc., 200 E. Basse Road, San Antonio, Texas 78209, and a copy of the notice will be sent to Ken Wyker, General Counsel of Clear Channel Communications, Inc., 200 E. Basse Road, San Antonio, Texas 78209. If to the Executive, the notice will be sent to Brian E. Becker, 848 Little John, Houston, Texas 77024, and a copy of the notice will be sent to Marvin D. Nathan, Nathan Sommers Lippman Jacobs & Gorman, P.C., 2800 Post Oak Blvd., 61" Floor, Houston, Texas 77056. Such notices may alternatively be sent to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

11. GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice of law or conflict provisions or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas, and the Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in Bexar County, San Antonio, Texas for any lawsuit arising from or relating to this Agreement.

12. LEGAL FEES AND EXPENSES.

         In event of a dispute between the Company and the Executive under this Agreement, the prevailing party in any legal proceeding as a result thereof will be entitled to receive from the losing party the amount of the prevailing party's legal fees (and expenses) reasonably incurred in connection with any such dispute.

13. LITIGATION AND REGULATORY COOPERATION.

         During and after the Executive's employment, the Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect the Executive or expose the Executive to an increased probability of civil or criminal litigation. The Executive's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive's employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company will pay the Executive on an hourly basis (to be derived from his base salary) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse the Executive for all costs and expenses incurred in connection with his performance under this paragraph, including, but not limited to, reasonable attorneys' fees and costs.

14. INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES.

         The Company shall indemnify the Executive to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and shall advance to the Executive reasonable attorneys' fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses), and the Executive will be entitled to the protection of any insurance policies that the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries, or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement). The Company covenants to maintain during the Executive's employment for the benefit of the Executive (in his capacity as an officer and director of the Company) Directors and Officers Insurance providing benefits to the Executive no less favorable, taken as a whole, than the benefits provided to the other senior executives of the Company by the Directors and Officers Insurance maintained by the Company on the date hereof; provided, however, that the Board may elect to terminate Directors and Officers Insurance for all officers and directors, including the Executive, if the Board determines in good faith that such insurance is not available or is available only at unreasonable expense.

15. ARBITRATION.

         In the event of any dispute or controversy arising under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. In the event such dispute or controversy remains unresolved in whole or in part for a period of 30 days after it arises, the parties will settle any remaining dispute or controversy exclusively by arbitration in San Antonio, Texas in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the above, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any violation of Paragraphs 4, 5, or 6 of this Agreement. Furthermore, should a dispute occur concerning the Executive's mental or physical capacity, a doctor selected by the Executive and a doctor selected by the Company shall be entitled to examine the Executive. If the opinion of the Company's doctor and the Executive's doctor conflict, the Company's doctor and the Executive's doctor shall together agree upon a third doctor, whose opinion shall be binding.

16. REPRESENTATIONS AND WARRANTIES OF THE EXECUTIVE.

         The Executive represents and warrants to the Company that he is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder or the other rights of Company hereunder. The Executive also represents and warrants to the Company that he is under no physical or mental disability that would hinder the performance of his duties under this Agreement.

17. MISCELLANEOUS.

         This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof. No modification or amendment of this

Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The compensation provided to the Executive pursuant to this Agreement shall be subject to any withholdings and deductions required by any applicable tax laws. Any amounts payable under this Agreement to the Executive after the death of the Executive shall be paid to the Executive's estate or legal representative. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof. Whenever the word "will" or "shall" is used herein, the Company and the Executive hereby stipulate and agree that the meaning of such words is the same for all purposes under this Agreement.

18. OTHER EMPLOYMENT AGREEMENTS.

         The parties agree that the Executive's previous employment agreement with SFX Entertainment, Inc. (the last one entitled Second Amended and Restated Agreement dated December 13, 1999), which was terminated August 1, 2000, has no further force and effect and no party has any further obligations pursuant to it.

         IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

                                   CLEAR CHANNEL COMMUNICATIONS, INC.

                                   By:  /s/ MARK P. MAYS
                                        ----------------------------------------
                                        Mark P. Mays, Chief Operating Officer of
                                        Clear Channel Communications, Inc.


                                        /s/ BRIAN E. BECKER
                                        ----------------------------------------
                                        Brian E. Becker

                                    EXHIBIT A

                     SUMMARY OF PROPOSED ANNUAL BONUS TERMS

Percentage EBITDA Increase:              Amount of Annual Bonus:
Less than 15.0 %                         $      0.00

15.00% but less than 17.50%              $225,000.00

17.50% but less than 20.00%              $250,000.00

20.00% but less than 22.50%              $300,000.00

22.50% but less than 25.00%              $350,000.00

25.00% but less than 26.00%              $400,000.00

26.00% but less than 27.00%              $460,000.00

27.00% but less than 28.00%              $530,000.00

28.00% but less than 29.00%              $610,000.00

29.00% but less than 30.00%              $700,000.00

30.00% or over                           $800,000.00 plus ($100,000.00
                                         multiplied times the total of each full
                                         1.0% EBITDA increase over 30.0%).
                                         Example: If the percentage EBITDA
                                         increase is 35.30%, then the Amount of
                                         Annual Bonus will be $1,300,000.00
                                         ($800,000.00 plus ($100,000.00 times 5)).

                     EXHIBIT B SUMMARY OF STOCK OPTION TERMS

         The Executive has been granted and/or will be granted certain non-qualified options to purchase shares of common stock on the terms and conditions set forth in the applicable stock option plan under which they have been and/or will be issued and in accordance with this summary subject to Paragraph 8(d) of this Agreement:

o Options to purchase 202,500 shares of the Company's common stock with an exercise price of $27.20 per share were granted to the Executive; such options will continue to be governed under the terms of the applicable stock option plan under which they were issued, except if the Executive's employment is terminated for any reason, such options will be fully vested on the date of such termination;

o Options to purchase 50,000 shares of the Company's common stock with an exercise price equal to $52.00 per share were granted to the Executive at the October 27, 2000 meeting of the Company's Board of Directors; such options will be fully vested on the date of grant.

o Options to purchase 35,000 shares of the Company's common stock with an exercise price equal to $52.00 per share were granted to the Executive at the October 27, 2000 meeting of the Company's Board of Directors; such options will be subject to a 3year cliff vesting schedule unless on or before the vesting date the Executive's employment is terminated by the Company not for Cause or by the Executive for Good Reason whereupon such options will be fully vested on the date of such termination.

o Options to purchase 150,000 shares of the Company's common stock with an exercise price equal to $52.00 per share were granted to the Executive at the October 27, 2000 meeting of the Company's Board of Directors; one-third of such options will be subject to a 3-year cliff vesting schedule; one-third of such options will be subject to a 4-year cliff vesting schedule; and one-third of such options will be fully vested on the expiration date of the Executive's term of employment stated in Paragraph 1 of this Agreement, unless on or before the vesting date the Executive's employment is terminated by the Company not for Cause or by the Executive for Good Reason whereupon such options will be fully vested on the date of such termination.

o Options to purchase 50,000 shares of the Company's common stock with an exercise price equal to $58.01 per share were granted to the Executive at the February 13, 2001 meeting of the Company's Board of Directors; one-third of such options will be subject to a 3-year cliff vesting schedule; one-third of such options will be subject to a 4-year cliff vesting schedule; and one-third of such options will be fully vested on the expiration date of the Executive's term of employment stated in Paragraph 1 of this Agreement, unless on or before the vesting date the Executive's employment is terminated by the Company not for Cause or by the Executive for Good Reason whereupon such options will be fully vested on the date of such termination.

      Any additional options granted thereafter shall be based upon performance of the Executive, which will be assessed in the sole discretion of the Chief Operating Officer of the Company and/or the Compensation Committee of the Board of Directors.

      Notwithstanding the foregoing, all such stock options will immediately vest upon the occurrence of a Change in Control.

      All options will be vested fully immediately upon the death of the Executive. Unless otherwise expressly provided in Paragraph 8(d) of this Agreement, the Executive shall not be entitled to exercise such stock options after the first to occur of either (i) the expiration of the exercise period of the applicable stock options, or (ii) the expiration of three years following any termination of the Executive's employment. Except as otherwise set forth herein, all options will be exercisable for the period prescribed by the applicable stock option plan under which they were granted.

      The Executive will be permitted to use shares of the Company's common stock to exercise any options described in this Exhibit B and to pay any withholding obligation upon such exercise.